Exhibit 99.1

Lennox International Announces Sale of Service Experts

DALLAS, March 22, 2013 — Lennox International Inc. (NYSE: LII) today announced the sale of its Service Experts business to a majority-owned entity of American Capital, Ltd. The all-cash deal closed on March 22 and includes a two-year equipment supply agreement. Terms of the sale and supply agreement were not disclosed.

Lennox International Inc. is a global leader in the heating, air conditioning, and refrigeration markets. Lennox International stock is traded on the New York Stock Exchange under the symbol “LII”. Additional company information is available at http://www.lennoxinternational.com.

CONTACT: Steve Harrison, Vice President, Investor Relations of Lennox International Inc., (972) 497-6670